Exhibit 19

Inside Information and Trading of Company Stock

Effective as of February 12, 2025

I. Purpose of this Policy

In the course of performing your duties for Universal Health Services, Inc. ("UHS"), you may from time to time receive or become aware of material non-public information about UHS and its subsidiaries (collectively, the "Company") or other companies that do business with the Company. This Insider Trading Policy (the "Policy") furnishes guidelines concerning information that may be "material" and "non-public" and your legal obligations and obligations to the Company relating to the use or disclosure of material non-public information regarding the Company or such other companies. It is also Company policy to comply with applicable securities laws concerning trading in Company’s securities on the Company’s behalf.

The Company has adopted this Policy to promote compliance with applicable securities laws, known as "insider trading" laws, which prohibit persons who receive or become aware of material non-public information about the Company (or other companies that do business with the Company) from trading in the Company's (or such other company's) securities or providing material non-public information to others who may trade in the Company's (or such other company's) securities on the basis of that information.

Insider trading laws can impose legal liability not only on individuals who fail to comply with these laws, but also to the Company as the employer of individuals who violate these laws. Accordingly, the Company has adopted this Policy not only to guide the individuals associated with the Company who are covered by the Policy, but also to protect the Company from legal liability and promote its business interest in maintaining an impeccable reputation for integrity.

II. Effectiveness of this Policy

This Policy is effective as of the date set forth at the top of this page and supersedes any previous insider trading policy of the Company. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern. In addition, each Covered Person (as defined below) is responsible for complying with applicable law as then in force and effect. Accordingly, in the event of any conflict or inconsistency between this Policy and applicable law, or any omission from this Policy, Covered Persons are not excused from complying with applicable law.

III. Compliance Officer for this Policy

Steve Filton, UHS's Executive Vice President and Chief Financial Officer, and Chick Boyle, UHS's Senior Vice President and Controller, are the compliance officers (each, a "Compliance Officer") for this Policy. A Compliance Officer, or the Board of Directors of the Company, may designate additional or other officers of the Company to serve as a Compliance Officer for this Policy from time to time. Any questions concerning this Policy should be directed to, and all interpretations of this Policy shall be made by, a duly designated Compliance Officer.

IV. Who This Policy Applies To

This Policy applies to UHS and all of its subsidiaries.

This Policy is applicable to all directors, officers and employees of the Company, whether located in or outside of the United States, as well as family members and other members of their respective households, partnerships in which any such person is a general partner, trusts of which any such person is a trustee, estates of which any such person is an administrator or executor and other legal entities that any such person controls (the "Covered Persons"). A Compliance Officer may also determine from time to time that other persons who may have access to material non-public information due to their activities with the Company shall be subject to this Policy. Any persons so identified by a Compliance Officer shall also be "Covered Persons" for purposes of this Policy.

V. Policy

If a Covered Person is in possession of material non-public information relating to the Company, that person may not, directly or indirectly, buy, sell or engage in other transactions in securities of the Company (to be broadly construed to include equity, debt and convertible securities of the Company, and derivatives (whether or not issued by the Company) linked to or exercisable for securities of the Company (the "Company Securities"), except as set forth in Section VIII below, or engage, directly or indirectly, in any other action to disclose to others ("tipping") or benefit from or take advantage of that information (for example, recommending transactions in Company Securities). This Policy also applies to material non-public information relating to any other company with publicly-traded securities, including the Company's customers, suppliers or other business relations, obtained in the course of the Covered Person's employment by, service to or other relationship with the Company.

Additional restrictions on buying, selling or engaging in other transactions in Company Securities apply to directors, executive officers and Section 16 Officers (as defined below) of the Company, as described in Section IX below.

VI. Definitions and Explanations

A. When Information is "Material"

In order to determine whether information is material, it must be evaluated in the context of all facts and circumstances at play at the time. Information is considered "material" if:

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a reasonable investor would consider the information important in making a decision to buy, sell or hold Company Securities;
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release of the information could produce a qualitative change to the package of information disclosed to the public by the Company; or
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public disclosure of the information would be likely to have a significant effect on the market price of Company Securities.

Material information can be positive or negative and can relate to virtually any aspect of the Company's business. Information that is or may be material includes (but is not limited to) the following, depending upon all facts and circumstances at the time of assessment:

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unpublished financial or operating results, positive or negative;
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projections or changes in projections of financial or operating results, upwards or downwards;
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a pending or proposed corporate transaction involving the Company, such as merger, acquisition or divestiture;
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a pending or proposed public offering or private placement of securities of the Company or other financing for the Company outside of the ordinary course of business;
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a pending or proposed repurchase or redemption of Company Securities;
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changes in the Company's relationship with a governmental payor or other significant third-party payor;
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changes in senior management;
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execution of a business contract that is important to the Company financially, strategically or otherwise;

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significant regulatory actions or challenges;
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pending or threatened litigation of potential significance to the Company, or settlement or other resolution of ongoing litigation;
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a change in the Company's independent registered public accounting firm;
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the need to restate financial statements;
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impending bankruptcy or liquidity problems; and
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other events or developments that the Company is required to disclose in a Form 8-K to be filed with the Securities and Exchange Commission ("SEC").

B. When Information is "Non-public"

Information is "non-public" if it has not been disclosed to the public. In order for information to be considered public, it must be widely disseminated; for example, through:

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newswire releases;
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widely available broadcasts on television and radio;
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publication in widely available newspapers or news websites; or
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disclosure in the Company's periodic reports filed with the SEC.

After a wide dissemination of material information, a reasonable period of time must elapse for the investing public to process the information. As a rule of thumb, one full trading day following wide dissemination is regarded as a reasonable waiting period before such information is deemed to be "public" and no longer "non-public" for purposes of this Policy. A Compliance Officer may determine that a different waiting period is appropriate with respect to particular Company disclosures based upon prevailing facts and circumstances. For the avoidance of doubt, Covered Persons should consult a Compliance Officer when contemplating transactions in Company Securities shortly after public disclosures by the Company.

C. Be Mindful of How a Transaction May be Viewed in Hindsight

If a particular transaction (or group of transactions) is challenged by enforcement authorities, it will be viewed with the benefit of hindsight. As a result, before engaging in any transaction, a Covered Person should give careful thought to whether any facts and circumstances exist that could raise suspicions about the propriety of the proposed transaction after the fact; for example, as to whether information that the Covered Person has become aware of may be construed as "material" and "non-public." Again, in the event of any doubt, Covered Persons should consult a Compliance Officer when contemplating transactions in Company Securities.

VII. Guidelines

A. Non-disclosure of Material Non-public Information

Material non-public information must not be disclosed to anyone unless it has first been widely disseminated to the public as described above, except to other Company personnel who have a need to know the information and are bound by a confidentiality obligation to the Company and covered by this Policy, or third party agents of the Company (such as accountants, investment bankers or outside legal counsel) whose positions require them to have access to such information, and who are bound by a professional obligation to protect its confidentiality.

B. Prohibited Trading in Company Securities

No Covered Person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities when he or she is aware of material non-public information concerning the Company that has not been disclosed to the public. As noted above, for purposes of the prohibition expressed in this Policy, "Company Securities" should be construed broadly, and the terms "purchase" or "sell" should also be interpreted broadly to include transactions involving Company Securities such as elections or changes in elections under Company Securities purchase plans, loans, pledges, gifts, charitable donations and other contributions of Company Securities.

C. "Tipping" Information to Others

Covered Persons may be liable for communicating or tipping material non-public information to any third party ("tippee"). Further, insider trading violations are not limited to trading or tipping by Covered Persons. Persons other than Covered Persons also can be liable for insider trading, including tippees who trade on material non-public information tipped to them and individuals who trade on material non-public information which has been misappropriated.

Tippees inherit a Covered Person's duties under this Policy and applicable insider trading laws and may be held liable for trading on material non-public information illegally tipped to them by a Covered Person. Similarly, just as Covered Persons are liable for the insider trading of their tippees, so are tippees who communicate the information to others who trade. In other words, a tippee's liability for insider trading is no different from that of a Covered Person. Tippees can obtain material non-public information in deliberate ways, such as the direct receipt of a tip, or in less deliberate or obvious ways, such as conversing at social, business or other gatherings.

D. Prohibitions Involving Securities of Other Companies

As described in paragraphs A and C above, no Covered Person may disclose material non-public information or "tip" information to others to the extent the Covered Person becomes aware of material non-public information about another company in the course of his or her business activities on behalf of the Company. No Covered Person may place a purchase or sell order or recommend that another person place a purchase or sell order in the securities of another company if he or she becomes aware of material non-public information concerning that company in the course of his or her business activities on behalf of the Company.

E. No Hedging of Company Securities

The Company believes that purchases of hedging instruments that protect against downward changes in the Company's stock price can result in the purchaser no longer having the same objectives as the Company's other stockholders because he or she is no longer subject to the full risks of stock ownership. Accordingly, no employee of the Company or member of the Company's Board of Directors may engage in any hedging transaction that would result in lack of exposure to the full risks of stock ownership. Prohibited hedging transactions include, but are not limited to, collars, forward sale contracts, trading in publicly-traded options, puts, calls or other derivative instruments related to Company stock or debt. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires companies to disclose in the proxy materials for their annual stockholders' meetings whether any of their employees and directors are permitted to hedge against losses on their company stock.

F. Transactions by the Company

The Company will comply with all applicable securities laws and regulations with respect to any transactions by the Company in Company Securities, subject to any policies and procedures adopted by the Company.

VIII. Exceptions

A. No Sale/No Purchase Transactions

The prohibitions of this Policy do not apply to bona fide gifts of Company Securities (i.e., for no consideration), including gifts to family members,

charities or private foundations (unless that the Covered Person making the gift has reason to believe that the recipient intends to sell the Company Securities while the Covered Person is aware of material “non-public” information); provided that any bona fide gifts of Company Securities should be pre-cleared by a Compliance Officer as provided in Section IX.C. In addition, this Policy does not restrict purchases and sales of mutual funds or exchange-traded funds that invest in Company Securities in addition to securities of other companies.

B. Transactions under Company Equity Plans

The prohibitions of this Policy also apply to a Covered Person's exercise of a stock option granted under a Company equity plan as well as to any sale of Company Securities received upon exercise of an option, regardless of whether the sale is to pay the exercise price or for tax withholding. This will not apply to a Covered Person's surrender of Company Securities to the Company or the retention and withholding from delivery to the Covered Person of shares by the Company (i.e., a so-called "net settlement") upon vesting of restricted stock in satisfaction of tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company equity plan pursuant to which the equity award was granted. In addition, to the extent that the transactions described in this paragraph do not involve the sale or purchase of securities by the Covered Person with persons other than the Company, Compliance Officers shall have authority to waive these restrictions in the event the Compliance Officer determines that such actions do not result in the improper use of material non-public information.

IX. Additional Provisions Applicable to Designated Insiders

A. Designated Insiders

This Section IX sets forth additional provisions applicable to the following individuals associated with the Company (referring to UHS, not its subsidiaries) ("Designated Insiders"):

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each member of the Board of Directors of UHS;
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each "executive officer" of UHS, as described in Rule 3b-7 under the Exchange Act;
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each individual designated as an "officer" of UHS; and
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each other individual designated as a Designated Insider by a Compliance Officer from time to time.

B. Blackout Periods/Trading Windows

Designated Insiders are prohibited from trading in Company Securities during blackout periods: (a) the Company's regularly scheduled quarterly blackout period commencing before the market opens on the 15th of the last month of the calendar quarter and ending one business day after the Company's "earnings release" is issued to the public relating to the Company's financial information for the concluded fiscal quarter and (b) special blackout periods instituted by the Company on a discretionary basis when news of pending material events or other material non-public information regarding the Company that is anticipated to be disclosed has not yet been publicly disclosed, or stock repurchases are being made by the Company pursuant to its stock repurchase program. Subject to pre-clearance as provided in Section IX.C below, Designated Insiders are generally permitted to trade when no blackout period is in effect; provided, however, that even during an open trading window, a Designated Insider who is aware of material non-public information may not trade in Company Securities until the information has been made publicly available as described above, or is no longer material.

C. Pre-Clearance

Designated Insiders (including family members and other members of their respective households) must obtain prior clearance from a Compliance Officer before buying, selling or engaging in any transaction in Company Securities (except as described in Section IX.E below), including any exercise of stock options. A Compliance Officer will evaluate each proposed transaction to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to legal considerations and not the merits of the investment decision. Clearance of a transaction will be valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested from a Compliance Officer.

D. Short-Swing Trading

Directors and executive officers of the Company who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase. Note that in addition to this Policy, under Section 16(b) of the Exchange Act, any "short-swing profits" realized by a Section 16 Officer or director of the Company from a "matching" purchase and sale or "matching" sale and purchase of Company Securities occurring within a six-month period would be subject to disgorgement to the Company.

E. Rule 10b5-1 Plans

A Covered Person's trades may be exempt from this Policy if made under a properly pre-established and maintained written trading plan in compliance with Rule 10b5-1(c), known as a "Rule 10b5-1 plan." If the Rule 10b5-1 plan meets all of the requirements for such a plan, and the purchases or sales of Company Securities are actually made in accordance with the terms and conditions of the plan, the trades will not be deemed to have been made "on the basis of" material non-public information, even if the Designated Insider who established the plan is actually aware of material non-public information at the time of execution of the transactions provided for by the plan.

A properly designed Rule 10b5-1 plan must meet the following requirements, among others:

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The plan was established when the Covered Person was unaware of material non-public information concerning the Company
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The plan specifies the number (or dollar value) of Company Securities to be purchased or sold, the price (which may be a fixed price, market price or minimum/maximum price) at which the shares are to be traded, and the date of the trade, or provides a written formula or algorithm for determining the timing, amount and price of the trade (or the plan can give a third party such as a designated broker the exclusive right to determine the timing, amount and price of the trade);
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The plan does not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, however, that if a third party (such as a broker) is designated under the terms of the plan to determine the timing, amount and price of trades, the third party must not have been aware of the material non-public information about the Company or Company Securities when it makes its trading decisions; and
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The plan must be entered into in good faith and not as part of a scheme to evade insider trading prohibitions.

Any new Rule 10b5-1 plan, or amendment or termination of an existing Rule 10b5-1 plan, must be reviewed and approved by a Compliance Officer; provided, however, that trades occurring under an approved Rule 10b5-1 plan do not require pre-clearance.

The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy.

F. Section 16 Reporting

Directors and Section 16 Officers are required to report transactions in Company Securities, including purchases, sales, transfers to trusts, changes in the nature of their ownership (i.e., from direct to indirect), gifts, inheritances, transfers within their 401(k) plan, stock option exercises, stock option grants and other stock grants to the SEC under Section 16(a) of the Securities Exchange Act of 1934, as amended. The individual has a responsibility to ensure that the required filings are made on time and correctly.

When an individual initially becomes a Director or a Section 16 Officer of the Company, he or she must report Company Securities owned by him or her at that time by filing a statement on Form 3 with the SEC within ten calendar days of assuming the position.

Subsequent transactions in Company Securities must be reported on Form 4 by the second business day following the transaction. After receiving pre-clearance in accordance with Section IX.C above, a Director or Section 16 Officer should forward the details of their transaction(s) via email to the office of Corporate Secretary no later than the date of the transaction(s) so that the Form 4 can be prepared. The office of Corporate Secretary will prepare and file the necessary forms electronically with the SEC. One manually signed copy of the Form must be kept in the individual's file, located in the Corporate Accounting Department. In the event the Director or Section 16 Officer is unable to manually sign a Form required by Section 16(a), such Form will be signed by a previously designated Attorney-in-Fact.

SEC rules require companies to report in their annual proxy statement and Form 10-K the names of any Directors or Section 16 Officers who, during the Company's preceding fiscal year, failed to file a Form 4 or Form 3 or filed one late. In addition, the SEC has the authority to fine delinquent filers.